Exhibit 10.55

Cboe Confidential

Cboe Global Markets, Inc. Director Equity Deferral Plan

As Amended and Restated Effective December 14, 2023

Cboe Global Markets, Inc. has established this Cboe Global Markets, Inc. Director Equity Deferral Plan (the “Plan”) to permit non-employee members of the Board of Directors of Cboe Global Markets, Inc. (the “Corporation”)  and its Affiliates to defer  their restricted stock unit awards granted under the Second Amended and Restated Cboe Global Markets, Inc. (f/k/a Cboe Holdings, Inc.) Long-Term Incentive Plan (the “LTIP”).  The Plan was established effective as of December 21, 2022 and has been amended from time to time thereafter including this complete amendment and restatement effective as of December 14, 2023 (the “Plan Effective Date”) as a sub-plan under the LTIP and forms a part of, is incorporated in, and is subject to the terms of the LTIP.

Background

A.The Board of Directors and stockholders of the Corporation previously adopted the LTIP.

B. Section 7.6 of the LTIP provides that the Committee shall have the discretion to allow Participants to elect, consistent with the requirements of Code Section 409A, to defer the delivery of shares of Stock or other property that would otherwise be issuable to the Participant upon the vesting or settlement of restricted stock units (“RSUs”).  The Plan forms a part of, and supersedes any inconsistent provisions of, each Award Agreement which evidences RSUs granted to the extent a Participant elects to defer the receipt of all or any portion of the shares of Stock otherwise deliverable upon settlement of the RSU.

C.Except as otherwise specifically provided herein, capitalized terms used herein shall have the same meaning as when used in the LTIP or the Award Agreement.

Provisions

1.Eligibility for Deferral Program.  Only non-employee Directors of the Corporation and its Affiliates shall be eligible to defer the delivery of shares of Stock that would otherwise be payable upon the settlement of RSUs pursuant to the Plan (the “Eligible Participants”); provided, however, an Eligible Participant shall: (i) be an active member of the Board and (ii) be a tax resident of the United States or Canada.
2.Deferral Election.
(a)Terms of Deferral Election.  An Eligible Participant may elect to defer delivery of 100% of the shares of Stock that would otherwise be deliverable upon the settlement of the RSUs awarded under an Award Agreement (the “Election”). Except as otherwise provided in Section 4 or 5 below, delivery of the designated shares of Stock payable upon settlement of the RSUs under an Award Agreement may be deferred, at the Eligible Participant's Election, until the Eligible Participant's Separation from Service or a specified date, and shall then be paid in a lump sum on the next following February 1.  Each separately identified amount to which an Eligible Participant is entitled to payment on a determinable date under an Award Agreement shall be considered a separate payment for purposes of applying the provisions of Code Section 409A.
(b)Procedure for Electing Deferral.  An Eligible Participant's Election shall be made prior to the calendar year in which such grant occurs or at such other time as the Committee determines is compliant with the requirements of Code Section 409A.  An Eligible Participant's Election Form shall become irrevocable on the last permissible date for making such Election under Code Section 409A, except as otherwise provided hereunder or determined by the Committee.
(i)First-Year of Participation.  The Committee may allow an Eligible Participant who first becomes eligible to participate in the LTIP, and who is not a participant in another plan maintained by the Corporation which is considered to be of a similar type as defined in Treasury Regulation Section 1.409A -1(c)(2), or as otherwise provided by the Code, to make an Election within 30 days after the Eligible Participant first becomes eligible to participate in the LTIP.  Such Election shall be effective only with regard to compensation paid for services performed following the making of the Election.
(c)Other Matters Relating to Deferral Elections.  An Eligible Participant's Election Form shall form part of, and supersede any inconsistent terms of, the Award Agreement to which it applies with respect to those RSUs where delivery of the shares of Stock otherwise deliverable thereunder is deferred and, more particularly, shall supersede the provisions of the Award Agreement regarding the settlement and timing of settlement of those RSUs where delivery of the shares of Stock otherwise deliverable thereunder is deferred, except as otherwise expressly provided in Section 3, 4 or 5 below.  “Deferred Shares” means the shares of Stock issuable with respect to RSUs that have vested under and in accordance with the LTIP and the Award Agreement but whose payment has been deferred pursuant to the Eligible Participant's valid and effective Election Form.  Shares of Stock deliverable upon the vesting of an RSU that are not subject to the Eligible Participant's valid and effective Election Form shall be delivered in accordance with the terms of the LTIP and the Award Agreement.  In no event shall the Plan or the Eligible Participant's Election Form modify, change or affect in any way the vesting of the Eligible Participant's RSUs under the LTIP or the Award Agreement.
3.Payment of Deferred Shares.  Payment of Deferred Shares shall be made on the February 1 next following the event triggering the payment in a lump sum.  “Separation from Service” means a termination of service with the Corporation that constitutes a “separation from service” as described under Code Section 409A.  For purposes of the determination of whether an Eligible Participant has had a “separation from service” as described under Code Section 409A, the term “Corporation” means the Corporation and any Affiliate with which the Corporation would be considered a single employer under Code Sections 414(b) or 414(c) of the Code.
4.Death or Becoming Disabled.  Notwithstanding anything in the Plan or any Election Form to the contrary, Deferred Shares shall be delivered in a lump sum on the February 1 next following the death of the Eligible Participant or after the date that the Eligible Participant becomes Disabled.

5.Change in Control.  Except as otherwise expressly provided in the Eligible Participant’s Election Form, Deferred Shares shall be delivered in a cash lump sum upon a “Change in Control Event”. Eligible Participants will have the option to continue to defer delivery of their Deferred Shares if, pursuant to such Change in Control Event, the surviving entity is public company with securities listed on a public stock exchange.  For purposes of the Plan, “Change in Control Event” means a change in the ownership of the Corporation, a change in the effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation as described in Code Section 409A.
6.Subsequent Changes in the Time of Payment of Deferred Shares.  Except as otherwise provided in Sections 4 and 5 above, payment of the Deferred Shares payable pursuant to an Eligible Participant's Election Form may be further deferred, at the Eligible Participant's election, as long as such election (i) is made in writing at least 12 months before the scheduled payment date, (ii) with respect to any payment described in Treasury Regulation Section 1.409A-3(a)(4) (payment at a specified time or pursuant to a fixed schedule) may not take effect until at least 12 months following the date the new election is made, and (iii) except as otherwise provided by Code Section 409A, provides for a new payment date that is at least five years after the scheduled payment date.  Any election to change the time of payment must be made in a manner consistent with Code Section 409A and in a form acceptable to the Committee.  Any such election shall be irrevocable when filed with the Committee.
7.Dividend Equivalents. If any dividend equivalents are credited with respect to the Deferred Shares in accordance with the Award Agreement, such dividend equivalents shall be  distributed as set forth in the applicable Award Agreement.
8.Prohibition on Acceleration of Payments.  The time or schedule of any payment or amount scheduled to be paid hereunder may not be accelerated except as otherwise permitted under Code Section 409A.
9.Code Section 409A.Code Section 409A, when referred to in the Plan, means such Section, and any replacement thereof or successor thereto, as well as the guidance and Treasury Regulations issued thereunder.  Payments hereunder shall be made upon the date specified or a later date within the same taxable year of the Eligible Participant or, if later, by the 15th day of the third calendar month following the date specified; provided, however, the Eligible Participant may not, directly or indirectly, designate the taxable year of the payment.  Notwithstanding the foregoing, the Committee reserves the right to delay any payment to the extent permitted by Code Section 409A.  Payments made hereunder are intended to comply with Section 409A of the Code.  Accordingly, other provisions of the LTIP, the Award Agreement, the Election Form or the Plan notwithstanding, the provisions of this Section 9 will apply in order that the RSUs and the deferrals of Deferred Shares comply with Code Section 409A.  In addition, the Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan, and the Committee may, to the extent the Committee deems necessary or advisable in its sole discretion, unilaterally amend or modify the Eligible Participant's Election Form, to ensure that all RSUs and all deferrals of Deferred Shares have terms that comply, and in operation comply, with Code Section 409A (including, without limitation, the avoidance of penalties thereunder).  Other provisions of the LTIP, the  Award Agreement, the Election Form and the Plan notwithstanding, the Corporation and the Committee make no representations that the RSUs or the deferrals of Deferred Shares will be exempt from any penalties that may apply under

Code Section 409A or other applicable law, make no undertaking to preclude Code Section 409A from applying to the RSUs and the deferrals of Deferred Shares and will not indemnify or provide a gross up payment to an Eligible Participant (or any beneficiary) for any taxes, interest or penalties imposed under Code Section 409A or other applicable law.
10.Claims Procedure. Claims for benefits under the Plan may be filed with the Committee on forms supplied by the Committee.
11.Administration. The Plan shall be administered by the Committee.  The Committee shall have the authority, in its sole discretion, to interpret and enforce the Plan and to decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration.  A majority vote of the Committee members shall control any decision.  Members of the Committee may be Eligible Participants.  The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Corporation.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation or application of the Plan shall be final, conclusive and binding upon all persons having any interest in the Plan.  The Corporation shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan on account of such member's service on the Committee, except in the case of gross negligence or willful misconduct.
12.Amendment and Termination of the Plan. The Board may at any time amend, alter, suspend or terminate the Plan by written instrument.  Upon termination of the Plan, each affected Eligible Participant's Deferred Shares shall be distributed in accordance with Code Section 409A.  No amendment, alteration, suspension or termination of the Plan (i) shall materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Corporation, which agreement must be in writing and signed by the Participant and the Corporation, or (ii) impose any additional obligation on the Corporation or right on the Participant unless evidenced in writing and signed by the Corporation.